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                       August 26, 2022

       James Harris
       Chief Financial Officer
       SPX Corporation
       6325 Ardrey Kell Road
       Suite 400
       Charlotte, NC 28277

                                                        Re: SPX Corporation
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-06948

       Dear Mr. Harris:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology